UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 17, 2016

First Financial Northwest, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-3365	26-0610707
State or other jurisdiction of Incorporation	Commission File Number	(I.R.S. Employer Identification No.)

201 Wells Avenue South, Renton, Washington		98057
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code) (425) 255-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17   CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)     Appointment of New Directors

On November 18, 2016, First Financial Northwest, Inc. (the "Company"), its financial institution subsidiary, First Financial Northwest Bank ("Bank"), and its non-financial institution subsidiary, First Financial Diversified Corporation ("FFD"), announced that their Boards of Directors had appointed Mr. Richard M. Riccobono to their respective Boards of Directors effective November 17, 2016.  The appointment of Mr. Riccobono as a Director of the Company, the Bank and FFD was at the recommendation of each Board's nominating committee.  Mr. Riccobono was appointed to serve on the Company's Audit/Compliance/Risk Committee and the Compensation and Awards Committee and was appointed as Chair of the Bank's Internal Asset Review Committee.  Mr. Riccobono was not appointed to serve on any of FFD's committees at this time.  For further information concerning Mr. Riccobono's background, reference is made to the press release dated November 18, 2016, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

There are no family relationships between Mr. Riccobono and any director or other executive officer of the Company, the Bank and FFD and Mr. Riccobono was not appointed as a director pursuant to any arrangement or understanding with any person.  Mr. Riccobono has not engaged in any transaction with the Company, the Bank of FFD that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)   On November 17, 2016, the Company amended its Bylaws to increase the number of directors from eight to nine members.  A copy of the Company's Amended and Restated Bylaws are attached hereto as Exhibit 3.2.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits

The following exhibits are being furnished herewith and this list shall constitute the exhibit index:

3.2          Amended and Restated Bylaws of First Financial Northwest, Inc.
99.1        Press Release of First Financial Northwest, Inc. dated November 18, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST FINANCIAL NORTHWEST, INC.

DATE: November 18, 2016	By: /s/Richard P. Jacobson
Richard P. Jacobson Chief Financial Officer